Exhibit 5.2

Clifford Chance

PARTNERSCHAFT MIT

BESCHRÄNKTER BERUFSHAFTUNG

Postfach 11 14 42

60049 Frankfurt am Main

JUNGHOFSTRASSE 14

60311 FRANKFURT AM MAIN

Tel +49 69 71 99-01

Fax +49 69 71 99-4000

www.cliffordchance.com

September 5, 2024

SCHMID Group N.V.

Robert-Bosch-Str. 32-36

72250 Freudenstadt, Germany

Re: Filing of the Registration Statement on Form F-1/A

Ladies and Gentlemen:

We have acted as special U.S. counsel to you, SCHMID Group N.V., a public limited company incorporated in the Netherlands (the “Company”), in connection with the preparation and filing by the Company with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form F-1 (the “Registration Statement”) and the related prospectus relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of (A) the issuance by the Company of its ordinary shares and (ii) up to 21,000,000 Ordinary Shares issuable upon the exercise of 21,000,000 private and public warrants (the "Warrants") to purchase Ordinary Shares of the Company, and (B) the offer and sale from time to time by the selling securityholders named in the Registration Statement (as defined below) or their permitted transferees of (i) (a) 35,975,890 Ordinary Shares that were issued on completion of the Company’s business combination and shortly thereafter as described in the Registration Statement, (b) up to 21,000,000 Ordinary Shares issuable upon exercise of the private and public warrants, (c) up to 9,750,000 private warrants not yet registered.

In rendering the opinion set forth below, we have assumed:

a.            the genuineness of all signatures;

b.            the legal capacity of natural persons;

c.            the authenticity of all documents submitted to us as originals;

Clifford Chance Partnerschaft mit beschränkter Berufshaftung von Rechtsanwälten, Steuerberatern und Solicitors · Sitz: Frankfurt am Main · AG Frankfurt am Main PR 2669

Clifford Chance PARTNERSCHAFT MIT BESCHRÄNKTER BERUFSHAFTUNG

d.            the conformity to original documents of all documents submitted to us as duplicates or conformed copies;

e.            as to matters of fact, the truthfulness of the representations and warranties made or to be made (as applicable) by the parties to the Transaction Documents and the truthfulness of the representations made in certificates or comparable documents of public officials and officers of the Company;

f.            the Company (i) is duly incorporated and is validly existing and in good standing, (ii) has requisite legal status and legal capacity under the laws of the jurisdiction of its organization, (iii) has complied and will comply with all aspects of the laws of the jurisdiction of its organization in connection with the transactions contemplated by, and the performance of its obligations under, the Warrant Agreement, and (iv) has the corporate power and authority to execute, deliver and perform all its obligations under the Warrant Agreement; and

g.          neither the execution and delivery by the Company of the Warrant Agreement nor the performance by the Company of its obligations thereunder, including the issuance and sale of the Warrants (i) conflicts or will conflict with the Memorandum and Articles of Association of the Company, (ii) constitutes or will constitute a violation of, or a default under, any lease, indenture, instrument or other agreement to which the Company or its property is subject, (iii) contravenes or will contravene any order or decree of any governmental authority to which the Company or its property is subject, (iv) violates or will violate any law, rule or regulation to which the Company or its property is subject (except that we do not make the assumption set forth in this clause (iv) with respect to the Opined-on Law (as defined below)), or (v) requires or will require the consent, approval, licensing or authorization of, or any filing, recording or registration with, any governmental authority under any law, rule, or regulation of any jurisdiction.

We have not independently established the validity of the foregoing assumptions.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Warrants, assuming the due authorization, execution and delivery of the Warrant Agreement and the Warrants by the Warrant Agent, constitute the legal, valid, and binding obligations of the Company, enforceable against the Company in accordance with their terms, under the laws of the State of New York, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).This opinion is rendered as of the date hereof, and we disclaim any undertaking to advise you hereafter of developments hereafter occurring or coming to our attention, whether or not the same would (if now existing and known to us) cause any change or modification herein.

The opinions stated herein are subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) public policy considerations which may limit the rights of parties to obtain certain remedies, (ii) any requirement that a claim with respect to any security denominated in other than U.S. dollars (or a judgment denominated in other than U.S. dollars in respect of such claim) be converted into U.S. dollars at a rate of exchange prevailing on a date determined in accordance with applicable law, (iii) any provision waiving the right to object to venue in any court; (v) any agreement to submit to the jurisdiction of any federal court; and (vi) governmental authority to limit, delay or prohibit the making of payments outside of the United States or in a foreign currency or currency unit.

This opinion is limited to the federal laws of the United States of America and we are expressing no opinion with respect to the laws of any other jurisdiction

We hereby consent to the filing of this opinion letter as an Exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus forming part of the Registration Statement and any amendments thereto. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,
/s/ George Hacket
George Hacket
Clifford Chance PmbB